PRESS RELEASE

3975 East Bayshore Road
Palo Alto, CA 94303
Phone: (650) 962-9111	Contact:
Fax: (650) 967-8713	To: Roween Nacionales
www.southwall.com	Southwall Technologies
Phone: (650) 962-9111
Email: rnacionales@southwall.com

For Immediate Release (Version 4)

Southwall Technologies Closes its Palo Alto Manufacturing Facility

Palo Alto, California - January 19, 2006 - Southwall Technologies Inc. (OTC BB:SWTX.OB), a global developer, manufacturer and marketer of thin-film coatings for the electronic display, automotive glass and architectural markets, announced today that it has commenced restructuring actions to improve its cost structure for 2006 and beyond. These actions include the closure of its Palo Alto, California manufacturing facility and a reduction in force at its Palo Alto site. Southwall will transfer its U.S. manufacturing operations to its European site located nearby to Dresden, Germany.

The reduction in force will affect approximately 40 positions, or 22% of Southwall’s total worldwide headcount. Severance costs associated with these positions are estimated to be approximately $0.3 million. After this reduction, Southwall will employ approximately 44 people in non-manufacturing positions at its site in California and 90 people in Germany and 7 in various remote sales offices.

The Company plans to vacate its current Palo Alto facility, which also serves as its headquarters and houses its research and development, sales and marketing and general and administrative functions. The Company intends to relocate to another Silicon Valley facility for these functions. Under the current lease agreement, which expires on January 31, 2006, the Company is obligated to decommission and surrender its manufacturing premises. The Company is in negotiation with the landlord regarding its obligation to decommission and surrender these premises.

As a result of these restructuring actions, Southwall expects to reduce its total operating expenses by approximately $4 million on an annual basis.

“The continued growth and success of our manufacturing operations in Germany have allowed us to make this change”, said Thomas G. Hood, President and CEO. “Southwall has been manufacturing in Palo Alto since the founding of the Company, over 25-years ago. I believe that we are one of the few remaining manufacturing companies located in this area, and it’s a strong testament to our employees that we have succeeded over such a long period of time. I wish them the very best in the future,” continued Hood.

About Southwall Technologies Inc.

Southwall Technologies Inc., designs and produces thin film products that selectively absorb, reflect or transmit light. Southwall products are used in a number of automotive, electronic display and architectural glass products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs. Southwall is an ISO 9001:2000-certified manufacturer and sells advanced thin film coatings to over 25 countries around the world. Southwall’s customers include Audi, BMW, DaimlerChrysler, Mitsubishi Electric, Mitsui Chemicals, Peugeot~~-~~Citroën, Philips, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

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This press release may contain forward-looking statements, including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented. These risks include the possibility that the Company’s reduction in operating expenses as a result of closing the Palo Alto facility will be less than expected, that the Company will find a new Palo Alto location on favorable terms, and that the Company will incur additional costs or liabilities in connection with the decommissioning and surrendering of the premises. Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 30, 2005, and its Quarterly Report on Form 10-Q for the quarter ended October 2, 2005, filed on November 14, 2005.

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